EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333–200420 and No. 333-200718 and Form S-8 No. 333-194968) of Ashford Hospitality Prime, Inc., and in the related Prospectuses of our report dated March 16, 2015, with respect to the consolidated financial statements and schedule of Ashford Hospitality Prime, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Dallas, Texas
March 16, 2015